EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”) to the Employment Agreement (“Agreement”), by and between Everi Holdings Inc., a Delaware corporation (together with its successors and assigns, “Holdings”), Everi Payments Inc., a Delaware corporation (together with its successors and assigns, the “Company”, and together with Holdings being collectively the “Companies”), and Michael Rumbolz (“Executive”), is made as of May 10, 2016 (the “Effective Date”).

R E C I T A L S

A.The Companies desire assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and are willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.The Companies have entered into the Employment Agreement with Executive to serve as Interim President and Chief Executive Officer of the Companies while the Companies have conducted a preliminary search to identify, recruit and hire a President and Chief Executive Officer.

C.The Companies desire to amend Executive’s Agreement to provide that Executive shall continue to serve as President and Chief Executive Officer of the Companies on a non-interim basis on the terms and conditions set forth in the Amendment and Executive is willing to accept employment on the terms and conditions set forth in the Amendment.

D.The Companies and Executive (together, the “Parties”) wish to enter into the Amendment.

AMENDMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, the Parties agree as follows:

1.Definitions and Interpretation.  Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement amended hereby.

2.Terms of the Agreement.  Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

3.Conflicting Terms.  In the event of any inconsistency or conflict between the Agreement and this Amendment, or the Stock Option Agreements and this Amendment, the terms and conditions of this Amendment shall govern and control.

4.Entire Agreement.  This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof.  All previous discussions and agreements with respect to the subject matter are superseded by the Agreement and this Amendment.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

5.Amendments.

Section 1.1 of the Agreement is deleted in its entirety and replaced with the following:

1.1Position.  The Companies hereby employ Executive to render services to the Companies as President and Chief Executive Officer of each of the Companies, reporting solely and directly to the Board of Directors of Holdings (the “Holdings Board”) and the Board of Directors of the Company (the “Company Board”, and together with the Holdings Board, the “Boards”), as of the Effective Date.  The duties of these positions shall include all such duties and responsibilities customarily exercised by an individual serving in those positions at entities of the size and nature of Holdings and the Company, and such additional duties and responsibilities, consistent with the foregoing positions, as are reasonably assigned to Executive by the Boards.  Executive also agrees to serve in a similar capacity for the benefit of any of the Companies’ direct or indirect, wholly-owned or partially-owned subsidiaries.  Additionally, Executive shall serve in such other capacity or capacities, consistent with the foregoing positions, as the Boards may from time to time reasonably and lawfully prescribe.  However, Executive shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, his duties as President and Chief Executive Officer of the Companies.  During his employment by the Companies, Executive shall, subject to Section 1.2, devote substantially all of his business time and efforts to the proper and efficient performance of his duties under this Agreement.

Section 2.2 shall be deleted in its entirety and replaced as follows:

2.2Bonus.  For each calendar year that ends while Executive is employed under this Agreement, Executive shall receive an annual bonus in an amount of up to one hundred and fifty percent (150%) of his then current Base Salary, with a target amount equal to one hundred percent (100%) of his then current Base Salary (“Target Bonus”), the amount of such bonus to be determined by the Holdings Board based substantially on the degree to which quantitative metrics established by the Board during the first half of the calendar year for which bonus is to be paid, are satisfied. Except as otherwise provided in this Agreement, Executive shall only be entitled to an annual bonus for a calendar year if he is employed on the last day of the calendar year. Any annual bonus earned for a calendar year shall be paid in cash when annual bonus awards are paid to other senior executives of the Companies, but no later than March 15 of the following calendar year.

EVERI HOLDINGS INC.

By:	/s/ E. Miles Kilburn
E. Miles Kilburn
Chairman of the Board of Directors

EVERI PAYMENTS INC.		EXECUTIVE

By:	/s/ E. Miles Kilburn	/s/ Michael D. Rumbolz
	E. Miles Kilburn	Michael D. Rumbolz
Chairman of the Board of Directors